Exhibit 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Investor Contact: Roger L. Mann

Unizan Financial Corp.

President and Chief Executive Officer

Telephone: 330.438.1118 or 1.866.235.7203

E-mail address: rmann@unizan.com

Media Contact: Sandy K. Upperman

Unizan Financial Corp.

Vice President, Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. ANNOUNCES THIRD QUARTER DIVIDEND

Canton, Ohio, August 31, 2004 – Unizan Financial Corp. (NASDAQ: UNIZ), today announced that the company’s board of directors declared a quarterly cash dividend of $0.135 per common share payable on September 28, 2004, to shareholders of record on September 14, 2004.

On January 27, 2004, Huntington Bancshares Incorporated (NASDAQ: HBAN) and Canton, Ohio-based Unizan Financial Corp. announced the signing of a definitive agreement to merge the two organizations. Unizan shareholders approved the merger on May 25, 2004. As reported on June 16, 2004, the Federal Reserve Board has informed Huntington that it has extended its review period to coordinate further with the staff of the Securities and Exchange Commission regarding the SEC’s ongoing formal investigation of Huntington and to complete its review of the Community Reinvestment Act aspects of the merger. Huntington and Unizan are ready to close the merger, subject to the receipt of all necessary regulatory approvals.

About Unizan

Unizan Financial Corp., a $2.7 billion holding company, is a financial services organization headquartered in Canton, Ohio. The company operates 43 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, Internet banking and wealth management products and services. Additionally, the company operates niche businesses in government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Detroit, Michigan; Mt. Arlington, New Jersey and Indianapolis, Indiana. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.

About Huntington

Huntington Bancshares Incorporated is a $31 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 138 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of nearly 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.